UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2020

CLEARWATER PAPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34146	20-3594554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West Riverside Ave., Suite 1100 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (509) 344-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchanged on which registered
Common Stock, par value $0.0001 per share	CLW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture and Notes

On August 18, 2020, Clearwater Paper Corporation, a Delaware corporation (the “Company”), completed its previously announced offering of $275 million aggregate principal amount of the Company’s 4.750% Senior Notes due 2028 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of August 18, 2020 (the “Indenture”), by and among the Company, the existing direct and indirect domestic subsidiaries of the Company (the “Guarantors”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”). The Notes were offered in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

Interest on the Notes will accrue at the rate of 4.750% per annum and will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2021. Interest on overdue principal and interest will accrue at a rate that is one percent higher than the then-applicable interest rate on the Notes. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding February 1 and August 1.

The Notes are unsecured and effectively subordinated to all of the Company’s existing and future secured debt, including borrowings under its existing credit facilities. The Notes are guaranteed on an unsecured basis by each of the Company’s existing direct and indirect domestic subsidiaries, and will be guaranteed by each of the Company’s future direct and indirect domestic subsidiaries, subject to certain exceptions. If the Company is unable to make payments on the Notes when they are due, each Guarantor is obligated to make such payments.

If the Company experiences specific kinds of changes of control, combined together with a ratings downgrade, the Company must offer to repurchase the Notes from holders at a price of 101% of the principal amount plus accrued and unpaid interest to the repurchase date.

The Indenture contains covenants that, among other things, limit the Company’s ability and the ability of any of its subsidiaries to (i) enter into sale leaseback transactions, (ii) incur liens and (iii) consolidate, merge or sell all or substantially all of its assets. In addition, the Indenture requires, among other things, the Company to provide certain reports to holders of the Notes. These covenants are subject to a number of exceptions, limitations and qualifications as set forth in the Indenture.

Upon the occurrence of customary events of default, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare all the Notes to be due and payable immediately. Upon the occurrence of certain bankruptcy or insolvency events affecting the Company or certain of its subsidiaries, all outstanding Notes will become due and payable immediately without further action or notice on the part of the Trustee or any holder of the Notes.

The above descriptions of the Indenture and the Notes are qualified in their entirety by reference to the full text of the Indenture and the form of the Notes, which are filed as Exhibits 4.1 and 4.2, respectively, to this Form 8-K and are incorporated by reference herein.

Item 1.02	Termination of a Material Agreement.

Redemption of 4.500% Senior Notes due 2023 and Satisfaction and Discharge of Indenture

On August 18, 2020, the Company notified the holders of the Company’s existing 4.500% Senior Notes due 2023 (the “Existing Notes”) that the Company elected to redeem all of the currently outstanding $275 million aggregate principal amount of Existing Notes on September 17, 2020 (the “Redemption Date”), in accordance with the indenture governing the Existing Notes. Using the proceeds from the issuance of the Notes, together with cash on hand, the Company irrevocably deposited with the Trustee sufficient funds to fund the redemption of the Existing Notes on the Redemption Date. As a result, the Company’s and the guarantors’ obligations under the indenture governing the Existing Notes have been discharged.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description set forth under Item 1.01 of this Form 8-K is incorporated by reference herein in its entirety.

Item 8.01	Other Events.

On August 11, 2020, the Company issued a press release announcing the pricing of the Notes. As required by Rule 135c under the Securities Act, a copy of the Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1	Indenture, dated as of August 18, 2020, by and among Clearwater Paper Corporation, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee.

4.2	Form of 4.750% Senior Notes due 2028 (included as Exhibit A to the Indenture filed as Exhibit 4.1).

99.1	Press Release issued by Clearwater Paper Corporation, dated August 11, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2020

CLEARWATER PAPER CORPORATION

By:	/s/ Michael S. Gadd
Michael S. Gadd, Corporate Secretary